INVESTOR RELATIONS CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) by and between Stratean, Inc. (OTC: SRTN) (hereinafter referred to as the “Company” or “SRTN”), and Hayden IR (hereinafter referred to as the “Consultant” or “HIR”).

EXPLANATORY STATEMENT

The Consultant affirms that it has successfully demonstrated financial and public relations consulting expertise, and possesses valuable knowledge, and experience in the areas of business finance and corporate investor/public relations. The Company believes that the Consultant’s knowledge, expertise and experience would benefit the Company, and the Company desires to retain the Consultant to perform consulting services for the Company under this Agreement.

Program Objectives:

The program is designed to achieve these results through numerous activities as described below in Sections II and III:

•	Build a core messaging platform that properly positions SRTN’s long-term value proposition to investors;

•	Enhance investor focused content (investor presentation, IR website, factsheet etc.);

•	Expand awareness to retail brokers, high-net worth individuals, and ultimately buy- and sell-side institutions to broaden the SRTN’s shareholder base with longer term investment horizons;

•	Achieve an appropriate valuation based on peer group comparison and in-line with the financial ratios of companies with similar financial models.

NOW, THEREFORE, in consideration of their mutual agreements and covenants contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in further consideration of the affixation by the parties of their respective signatures below, the parties agree as follows:

I. CONSULTING SERVICES

1.1 HIR agrees that for a period of twelve (12) months commencing on January 15, 2016, the Consultant will reasonably be available during regular business hours to advise, counsel and inform designated officers and employees of the Company about the various industries and businesses in which SRTN is engaged, financial markets and exchanges, competitors, business acquisitions and other aspects of or concerning the Company’s business about which HIR has knowledge or expertise.

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1.2 HIR shall render services to the Company as an independent contractor, and not as an employee. All services rendered by HIR on behalf of the Company shall be performed to the best of HIR’s ability in concert with the overall business plan of the Company and the goals and objectives of the Company’s management and Board of Directors.

II. SCOPE OF SERVICES/PROGRAMS/ACTIVITIES:

HIR will develop, implement, and maintain an ongoing stock market support system for SRTN through a coordinated program of proactive outreach and non-deal roadshow campaigns to expand awareness among all appropriate members of the investment community, including stockbrokers, analysts, and micro-cap portfolio/fund managers. The program will be predicated on accurate, deliberate and direct disclosure and information flow from the Company and dissemination to the appropriate investor audiences; we will expand your shareholder base by marketing to the buy-side directly as well as by marketing to the sell-side and pursuing research coverage as appropriate. Key information to be articulated to the investing public includes:

•	A better understanding of the core growth opportunities and key drivers for the end-market being addressed – this will be a recasting and development of the investment thesis;

•	The extent of the Company’s growth plans, capital requirements, and operating leverage;

•	Establishing and articulating the key operating, growth, and valuation metrics that investors/shareholders should focus on to judge future performance. Answering the question, “why should an investor invest in SRTN now or in the future?”

Below we have highlighted several areas where we believe Hayden can provide SRTN with the greatest value-add.

Professional Investment Community Awareness

Conference calls/meetings arranged by HIR with SRTN in select cities (and at compatible times) with executive management at SRTN. Target cities shall include New York, Boston, Baltimore/Washington Metropolitan area, Philadelphia, Greenwich/Stamford, Dallas, Houston, St. Louis, Denver, Atlanta, Phoenix/Scottsdale, Chicago, Minneapolis, Milwaukee, Southern California, San Francisco, and other select cities that express interest. Our mutual goal is to optimize when and where possible a mix of approximately five to eight meetings in a single day and to combine contacts when possible to maximize “throughput.” HIR at a minimum will commit to executing three (3) days of road shows per quarter. In addition to formal “road shows” we will set up teleconference calls for management with interested investors per management’s availability as we find interest in-between/outside of road shows.

All interested parties will be continually updated of the Company’s progress via phone conversations and through our e-mail list for news releases.

HIR will screen all investment firms for upcoming financial conferences, which would be appropriate for SRTN. HIR will work through the proper channels with the goal of receiving invitations for management to present at those conferences which are relevant.

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Shareholder Communications

On a regular basis HIR will contact known key shareholders, research analysts, and other prospective sources of capital markets support and gather perception feedback for SRTN executive management on their views and expectations of results, valuation, and management’s execution relative to expectations.

•	HIR will open dialogue, expand and update a database of known and potential shareholders and keep key investors informed once material developments are reported.

•	HIR will during the first 30 days of this agreement undertake an analysis of SRTN financials and all operating metrics in detail and keep updated on these metrics allowing interactions with new and current investors and articulating the necessary information to assist professionals in completing their due diligence.

•	HIR shall handle investor requests for timely information fulfillment via the telephone and e-mail. HIR will have a knowledgeable senior professional available during market hours to field and respond to all investor inquiries and update the shareholder database accordingly. This is a time intensive service that allows management to focus on executing while showing the Company is shareholder friendly and proactive in its communication efforts.

Quarterly Earnings Support / Consultation

One of the most important responsibilities for public companies is presenting quarterly results. It is one of, if not the most, eagerly awaited corporate communication by investors. It is the 4X a year where a company has an opportunity to present its financial position and strategy without any sell-side or media filters.

For all of our clients, we expend a tremendous amount of time preparing for and supporting quarterly results, including:

•	Research – Review previous company communications (press releases, prior quarter Q&A), sell-side research and peer-related materials to determine industry trends and themes

•	Scripting – Draft or review the quarterly release, conference call script and Q&A document

•	Conference call rehearsal – Work with management to prepare for the quarterly call through a rehearsal and mock Q&A session

•	Mechanics – Manage vendors (conference call and Webcast services) and determine the appropriate time to host the conference call

•	Conference call logistics – Schedule conference call and manage the communications line – determine Q&A roster

•	Post-call follow up – Conduct post-call interviews with select buy- and sell-side participants. Provide management with a written report, including recommendations.

Approximately three weeks prior to the call, Hayden will provide SRTN with a proposed outline of an earnings planning calendar. We will schedule several strategy and prep sessions to ensure that senior management is comfortable with the points that need to be conveyed. In addition, we provide a list of questions you might expect to receive as well as proposed answers to these questions.

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Sell-Side Monitoring / Quarterly Reporting

Hayden will track and monitor research and analysis that is published by the sell-side. On an ongoing basis, Hayden will be responsible for keeping management updated with the most current consensus sell-side estimates and track each analyst’s individual model. This information will be updated and shared with management in real-time and presented in a formal report on a quarterly basis.

Hayden will also monitor your investor base, track SEC investor filings and prepare quarterly reports about trading activity and changes to you shareholder base.

Market Intelligence / Peer Tracking

As part of our effort, Hayden would take responsibility of monitoring the newswires and industry publications in real-time for any relevant news, events or stories involving SRTN, the overall industry or its peers. During our first month, we will review and outline with management the key topics and peers that should be included in intelligence monitoring efforts.

In addition, during earnings season, Hayden will take an active role reviewing, analyzing and tracking the quarterly reports of SRTN’s relevant peers. Hayden can be counted on to send management a summary of peer earnings releases, key themes and messaging and all supporting materials.

The Financial Press

HIR will assist executive management in drafting and supporting SRTN in delivering complete press releases on all material events as deemed by the Company to the investing public. Executive Management and corporate counsel, when required by SRTN’s press release policy and procedures, will approve all press releases before they are sent to the wire. We have negotiated volume discounts with a top-tier wire service vendor and shall pass through those significantly discounted pricing plans on a wide range of services to SRTN.

At Company’s discretion, HIR will disseminate news releases through e-mail to our established database of financial professionals including: special situation analysts, brokers, fund managers, individual investors, money managers, and current or prospective individual shareholders who are already invested or have expressed an interest in SRTN.

Public Market Insight

Paramount to our collective efforts, HIR will discuss with executive management the importance of establishing conservative expectations and how various corporate actions may be perceived and impact the public market. HIR has the capability to help assess acquisition candidates, discuss the financial impacts, in addition to the longer term implications. We will assist executive management in understanding the life cycle of the financial markets and how SRTN is impacted directly and indirectly by different variables.

The Team at HIR leverages its collective expertise gained through representing over 200 public companies to help our clients understand expectations, valuations, perceptions, and investment methodologies utilized by investment professionals. We believe this consulting aspect of our business is extremely valuable for management to optimize key opportunities and to avoid pitfalls.

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III. INITIAL MARKETING OUTLOOK & DETAILED AGENDA

HIR will incorporate all of the initiatives and services outlined above and build a monthly agenda that SRTN management will approve and collectively work off of. In addition, HIR shall provide progress reports to senior management when appropriate to evaluate achievements and make changes to the plan where necessary.

We schedule regular calls to update management on our efforts and download from management any corporate events. Many of the above items will occur simultaneously but certain items will have chronological priority over others. As SRTN evolves, the appropriate approach to the market will be incorporated into the agenda for optimal results.

IV. CONTRACTUAL RELATIONSHIP

In performing services under this proposal, HIR shall operate as, and have the status of, an independent contractor. HIR agrees that all information disclosed to it about the SRTN’s products, processes and services are the sole property of SRTN, and it will not assert any rights of any confidential or proprietary information or material, nor will it directly or indirectly, except as required in the conduct of its duties.

V. TERM

This agreement shall remain in effect for a period commencing on the Effective Date and terminating twelve months from the Effective Date of January 15, 2016, with a six month (6) minimum guaranteed commitment, cancellable thereafter on a 30 days’ notice by either party. In the event that HIR commits any material breach or violation of the provisions of a written Agreement between HIR and SRTN, then, the Company has the right to terminate its relationship with HIR any time during the Term. SRTN warrants that it will provide its best efforts in complying with HIR in the performance of its duties and obligations and to not unreasonably withhold information or access of SRTN’s executive management which could cause HIR to not fulfill its duties under its obligations herewith.

VI. COMPENSATION

Regarding compensation, it is our intention to propose parameters that are mutually acceptable to both SRTN and HIR in order to accomplish our collective mission. Based on a commitment of resources necessary to perform successfully on behalf of SRTN for a period of 12 months, Hayden IR proposes the following compensation terms:

•	Cash: Monthly consulting and services fee paid in advance of services each month to Hayden IR will be $3500 per month for the first six months. Month seven or once financing is secured by the company, the monthly fee will increase to $6500 per month.
•	Equity: 20,000 shares of restricted stock. 10,000 shares will be issued within 30 days of signing and the remaining 10,000 shares will be issued at the end of month seven.

Expenses: Only expenses that would ordinarily be incurred by the Client will be billed back on a monthly basis. Applicable reimbursements would include: creation, printing and postage for investor packages, fees for news wire services, and fees for fax-broadcasting news releases. Any packages requiring additional photocopying/printing will be billed back to the Client at cost (with no mark-up). Any extraordinary items, such as broker lunch presentations, air travel, hotel, ground transportation or media campaigns, etc. shall be paid by the Client.

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VII. PRIOR RESTRICTION

HIR represents to the Company that it is not subject to, or bound by, any agreement which sets forth or contains any provision, the existence or enforcement of which would in any way restrict or hinder HIR from performing the services on behalf of the Company that HIR is herein agreeing to perform.

VIII. ASSIGNMENT

This Agreement is personal to HIR and may not be assigned in any way by HIR without the prior written consent of the Company. Subject to the foregoing, the rights and obligations under this Agreement shall inure to the benefit of, and shall be binding upon, the heirs, legatees, successors and permitted assigns of HIR, and upon the successors and assigns of the Company.

IX. CONFIDENTIALITY

Except as required by law or court order, HIR will keep confidential any trade secrets or confidential or proprietary information of the Company which are now known to HIR or which hereinafter may become known to HIR and HIR shall not at any time directly or indirectly disclose or permit to be disclosed any such information to any person, firm, or corporation or other entity, or use the same in any way other than in connection with the business of the Company and in any case only with prior written permission of SRTN. For purposes of this Agreement, “trade secrets or confidential or proprietary information” includes information unique to or about the Company including but not limited to its business and is not known or generally available to the public.

HIR shall return to Company all information and property of Company promptly upon termination or expiration of this Agreement. This includes but is not limited to, shareholder lists, investor packages, annual reports, annual budgets, and any other documentation that was generated by or for SRTN during our contractual engagement.

X. GOVERNING LAW; VENUE; DEFAULT

10.1 This Agreement shall be governed by the laws of the state of Arizona, without regard to its conflict of law provisions. Any claim or controversy arising under or related to any of the provisions of this Agreement shall be brought only in the state or federal courts sitting in Arizona. Each of the parties hereto consents to the personal jurisdiction of the aforementioned courts and agrees not to raise any objection to the laying of venue therein including, without limitation, any claim of forum non conveniens.

10.2 In the event that HIR commits any material breach of any provision of this Agreement, as determined by the Company in good faith, the Company may, by injunctive action, compel HIR to comply with, or restrain HIR from violating, such provision, and, in addition, and not in the alternative, the Company shall be entitled to declare HIR in default hereunder and to terminate this Agreement and any further payments hereunder. HIR agrees to indemnify, hold harmless and defend the Company, its directors, officers, employees and agents from and against any and all claims, actions, proceedings, losses, liabilities, costs and expenses (including without limitation, reasonable attorneys' fees) incurred by any of them in connection with, as a result of and/or due to any actions or inactions and/or misstatements by HIR, its officers, agents and /or employees regarding and/or on behalf of the Company whether in connection with HIR's performance of its obligations and/or rendering of services pursuant to this Agreement or otherwise.

10.3 Since HIR must at all times rely upon the accuracy and completeness of information supplied to it by the Company’s officers, directors, agents, and employees, the Company agrees to indemnify, hold harmless, and defend HIR, its officers, agents, and employees at the Company’s expense, against any proceeding or suit which may arise out of and/or be due to any material misrepresentation in such information supplied by the Company to HIR (or any material omission by the Company that caused such supplied information to be materially misleading).

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XI. SEVERABILITY AND REFORMATION

If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were never a part hereof, and the remaining provisions shall remain in full force and shall not be affected by the illegal, invalid, or unenforceable provision, or by its severance; but in any such event this Agreement shall be construed to give effect to the severed provision to the extent legally permissible.

XII. NOTICES

Any notices required by this Agreement shall (i) be made in writing and delivered to the party to whom it is addressed by hand delivery, by certified mail, return receipt requested, with adequate postage prepaid, or by courier delivery service (including major overnight delivery companies such as Federal Express and Airborne), (ii) be deemed given when received, and (iii) in the case of the Company, be mailed to its principal office at 2391 South 1560 West, Unit B, Woods Cross, UT 84087 and in the case of HIR, be mailed to Hayden IR, 15879 N. 80th Street, Suite 400, Scottsdale, AZ 85260.

XIII. MISCELLANEOUS

13.1 This Agreement may not be amended, except by a written instrument signed and delivered by each of the parties hereto.

13.2 This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof, and all other agreements relating to the subject matter hereof are hereby superseded.

13.3 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Signatures delivered by facsimile transmission or by e-mail delivery of a ".pdf" format data file, shall be given the same legal force and effect as original signatures.

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In Witness Whereof, the parties have executed this Consulting Agreement as of the day and year first above written.

AGREED:

Hayden IR, LLC

By: /s/ Brett Maas

Mr. Brett Maas, Managing Partner

Stratean, Inc.

By: /s/ Zachary Bradford

Mr. Zachary Bradford, Chief Financial Officer

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